Exhibit 99.1
Additional Disclosure Relating to the Proposed Merger with Chevron Corporation
July 29, 2005
To Unocal Corporation Stockholders:
     On or about July 1, 2005, we mailed to you a proxy statement/prospectus (the “June 29 Proxy Statement”) relating to a special meeting of stockholders of Unocal Corporation scheduled for August 10, 2005 to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 4, 2005, by and among Unocal, Chevron Corporation (“Chevron”) and Blue Merger Sub Inc., a wholly owned subsidiary of Chevron.
     On or about July 25, we mailed to you a supplement to the proxy statement/ prospectus (the “Supplement”) outlining the terms of an amendment to the Chevron merger agreement that increases the merger consideration to be paid to Unocal stockholders for their shares. As described in the Supplement, pursuant to the amended merger agreement, each Unocal stockholder would have the right to receive, for each Unocal share:

•	a combination of 0.618 of a share of Chevron common stock and $27.60 in cash;

•	1.03 shares of Chevron common stock; or

•	$69 in cash.
     The all-stock and all-cash elections are subject to proration to preserve an overall per share mix of 0.618 of a share of Chevron common stock and $27.60 in cash for all of the outstanding shares of Unocal common stock taken together. Based on the closing price of Chevron’s common stock on the New York Stock Exchange on July 28, 2005, the value of the per share consideration to be received by Unocal stockholders who elect to receive only Chevron common stock would be $60.71 (assuming no proration), and the value of the mixed election consideration would be approximately $64.02 per share.
     Unocal and Chevron have settled in principle a consolidated putative stockholder class action lawsuit brought in the Superior Court of California for the County of Los Angeles, in which plaintiffs sought to challenge certain aspects of the proposed Chevron merger. In connection with that settlement, we are providing to you the additional disclosures set forth in this document. The June 29 Proxy Statement and the Supplement contain detailed information regarding the proposed Chevron transaction, including additional information regarding the factors considered by Unocal’s board of directors, and we urge you to read those documents carefully and in their entirety.
     Unocal’s board of directors continues to recommend that stockholders vote FOR adoption of the amended merger agreement with Chevron.
     As we had previously announced, the meeting will be held on August 10, 2005, at 10:00 a.m., Pacific Daylight Time, at The Hilton Los Angeles Airport Hotel, 5711 West Century Blvd., Los Angeles, California 90045. Only stockholders who held shares of Unocal common stock at the close of business on June 29, 2005 are entitled to vote at the special meeting.
     If you are entitled to vote at the special meeting and/or submit an election form, please see the instructions and additional information provided on pages S-2 through S-7 of the Supplement.
     If you have any questions about the amended merger agreement, or if you need additional copies of the June 29 Proxy Statement or the Supplement or proxy cards, you should contact MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 and telephone (800) 322-2885. If you need an additional election form, you should contact the exchange agent, Mellon Investor Services, 85 Challenger Road, Ridgefield Park, NJ 07660 and telephone (866) 865-6324.
     Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

Sincerely,

Charles R. Williamson
Chairman of the Board of Directors and
Chief Executive Officer

RECENT DEVELOPMENTS
      As disclosed in Unocal’s proxy statement/ prospectus dated June 29, 2005 (the “June 29 Proxy Statement”), and in the supplement to that proxy statement/ prospectus dated July 22, 2005 (the “Supplement”), Unocal and its ten directors are defendants in a putative class action lawsuit challenging the acquisition of Unocal by Chevron Corporation (“Chevron”). Initial complaints were filed by individual Unocal stockholders in April 2005 in the Superior Court of California for the County of Los Angeles. The California state actions were consolidated, and a consolidated complaint was filed on July 14, 2005. By stipulation of the parties dated July 19, 2005, Chevron intervened in those consolidated actions.
      On July 27, 2005, a separate lawsuit was filed in federal court in Los Angeles, purportedly brought on behalf of a class of Unocal stockholders. The action, entitled Alaska Electrical Pension Fund v. Unocal Corp., et al., Case No. CV05-5420 JFW, asserts claims and allegations, and seeks relief, substantially similar to the consolidated actions filed in California state court, which are described above as well as on page 18 of the June 29 Proxy Statement and on page S-13 of the Supplement.
      Unocal and Chevron have reached an agreement in principle with the state court plaintiffs providing for the settlement of the putative stockholder class action brought in California state court in connection with the proposed Chevron merger. In connection with the settlement, it was agreed that Unocal would make the disclosures set forth below. Further, under the terms of settlement, and subject to certain conditions, all claims relating to the merger agreement and the proposed merger will be dismissed and released on behalf of the settlement class and the state court plaintiffs will withdraw their challenges to the proposed merger.
      The settlement is subject to California state court approval. Prior to the time at which the settlement will be submitted to the California state court for final approval, additional information will be provided to class members in a notice of settlement.
      On July 28, 2005, the United States House of Representatives passed an energy bill that would require the Secretary of Energy, in consultation with Secretary of Defense and Secretary of Homeland Security, to conduct a study and prepare a report within a 120-day period with respect to the growing energy requirements of the People’s Republic of China and the implications of such growth on the political, strategic, economic or national security interests of the United States. The bill would have the effect that a national security review of a CNOOC acquisition of Unocal by the Committee on Foreign Investments in the United States (“CFIUS”) may not be concluded for 21 days after the President of the United States certifies that he has received the above report. On July 29, 2005, that energy bill was passed by the United States Senate.
REGULATORY MATTERS
      With respect to regulatory approvals or clearance in Argentina, Brazil, Canada and the Netherlands, which have been applied for as described in the section entitled “The Merger — Regulatory Matters — Other Laws” on page 37 of the June 29 Proxy Statement, such approvals relate to assets of Unocal that are not material to the Company on a revenue basis, and Unocal has obtained those approvals that are necessary to consummate the merger shortly after stockholder approval. Chevron and Unocal have received the requisite Canadian approvals, in the form of an Advance Ruling Certificate from the Canadian Competition Bureau, on May 24, 2005. On July 28, 2005, Unocal and Chevron received the requisite approval from the Netherlands Competition Authority. Unocal and Chevron do not expect that obtaining the requisite approvals or clearances in Argentina or Brazil will result in any material negative impact to the financial results (including earnings or revenue) or business prospects of Chevron. Unocal and Chevron have been advised that, even if the requisite approval in Brazil is not obtained prior to the closing date of the merger, the parties may close the transaction while such approval is pending. Unocal and Chevron have also been advised that, under Argentine law, during the period between closing of the Chevron merger and final approval by the relevant Argentine authority, assets of Unocal located in Argentina (but only those assets) must be held separate from assets of Chevron, and that during that time Chevron may not influence the management of the Transandean Pipeline or the terms and conditions of use of the pipeline to transport petroleum products. Unocal owns approximately 28 percent of the Argentine entity that operates the Transandean Pipeline. Unocal and Chevron do not believe that these requirements would impede their ability to consummate the merger shortly after obtaining stockholder approval.

ADDITIONAL INFORMATION RELATING TO UNOCAL’S REASONS FOR THE MERGER
      The following supplements the discussion beginning on page S-20 of the Supplement regarding the factors that the Unocal board of directors considered in reaching its decision to recommend that Unocal stockholders vote to approve the amended Chevron merger agreement.
      In the course of its meetings since CNOOC Limited made its proposal on June 22, and with the assistance of Unocal’s senior management and advisors, the Unocal board considered various factors in comparing the CNOOC and Chevron proposals. In that regard, the board received advice as to the length of time estimated to be required for consummation of a merger with CNOOC. The board also received advice with respect to the risk of non-consummation of such a transaction due to regulatory obstacles (particularly in light of required regulatory processes in the United States, including approval by CFIUS) or due to the occurrence of material adverse events or developments affecting Unocal or its businesses during the period between signing and closing. In this connection, the Unocal board received advice concerning:

•	the Exon-Florio law and the timing for the required review of the transaction by CFIUS, which the board was informed would be approximately 90 days (before giving effect to any legislation that may be enacted by the U.S. Congress, as discussed above);

•	Hong Kong Stock Exchange regulations, which would require the preparation and mailing of a disclosure document to CNOOC’s shareholders in connection with a shareholder vote on the transaction. The board was advised that these disclosures may require the preparation of professional reports by independent experts, the timing of the receipt of which is uncertain; and

•	proposed legislation introduced in the U.S. Congress following the CNOOC June 22 announcement, which legislation, if passed by Congress and signed into law, could require additional or concurrent delays or even outright prohibitions to closing (as discussed above, legislation of this nature has since been passed by the House of Representatives and the Senate).
      The Unocal board did not make a definitive estimate as to any specific minimum amount of time that would be required to consummate a transaction with CNOOC. Based upon advice received from and discussions with its advisors with respect to the above matters, the Unocal board estimated that a CNOOC transaction could require up to nine months to close. The board was advised by Morgan Stanley that, from a “time value of money” perspective, a discount rate of five percent per annum was reasonable for calculating the present value of the consideration offered in the CNOOC proposal (without regard to risks of non-consummation). In light of the other risks described above and in the Supplement, however, the board did not ultimately arrive at a specific calculation of the present value of the $67 per share offered by CNOOC.
      Morgan Stanley was not asked to express, and it did not express, any opinion as to the CNOOC proposal, nor was it asked to express, and it did not express, any opinion as to the relative merits of, or consideration offered in, the merger with Chevron as compared to the CNOOC proposal. However, at the board’s request, representatives of Morgan Stanley provided information that the board considered in its discussions concerning the CNOOC proposal. In particular, Morgan Stanley advised the board that, from a “time value of money” perspective, a discount rate of five percent per annum was reasonable in calculating a present value of the consideration offered by CNOOC (without regard to risks of non-consummation). In addition, Morgan Stanley supplied the board with certain data concerning CNOOC’s historical financial results and operations, including information concerning the historical stock prices at which CNOOC shares had traded and information regarding such matters as CNOOC’s capitalization, revenues and earnings. Morgan Stanley also discussed with the board a “sensitivity analysis” of the CNOOC proposal, which, solely for illustrative purposes, utilized various percentages for the likelihood of consummation of the CNOOC proposal ranging from 50 to 90 percent and various levels of the “failed deal” stock price of Unocal (i.e., assuming that no sale of the Company was completed) and applied a five percent discount rate to an assumed closing at December 31, 2005 (or an approximately five-and-a-half month period from the date of such analysis until consummation of such a transaction). The figures presented by Morgan Stanley in this “sensitivity analysis,” which were in the nature of a hypothetical analysis rather than an estimate of predicted value by Morgan Stanley or the board, showed a range of values for the CNOOC proposal of $52.82 per share (assuming, among other things, a 50%

likelihood of consummation) to $65.07 per share (assuming, among other things, a 90% likelihood of consummation), depending on which assumptions were utilized.
ADDITIONAL INFORMATION REGARDING THE OPINION OF UNOCAL’S FINANCIAL ADVISOR
      Information regarding the opinion, rendered by Morgan Stanley in connection with the April 4, 2005 merger agreement with Chevron, that was presented to the Unocal board in April 2005 and the analyses performed by Morgan Stanley in connection with that opinion, as well as a copy of the opinion itself, are included in the June 29 proxy statement. As disclosed in the Supplement, at the request of Unocal, Morgan Stanley provided an opinion as of July 21, 2005 to the Unocal board that, based upon and subject to the assumptions, qualifications and limitations set forth in that opinion, the consideration that was to be received by the holders of shares of Unocal common stock pursuant to the amended merger agreement was fair from a financial point of view to such holders. Information regarding the July 21, 2005 opinion of Morgan Stanley that was provided to the Unocal board and the analyses performed by Morgan Stanley in connection with that opinion, as well as a copy of the updated opinion itself, are included in the Supplement.
      The June 29 Proxy Statement and the Supplement also disclosed that, in the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Chevron and have received fees from Chevron for rendering those services. Specifically, during the two years prior to July 21, 2005, Morgan Stanley performed investment banking services for Chevron for which it received compensation totaling approximately $4 million.
      The following supplements the discussion in the section entitled “Opinion of Unocal’s Financial Advisor” beginning on page S-23 of the Supplement, regarding the analyses conducted by Morgan Stanley in arriving at its opinion.
Comparable Company Analysis
      For purposes of the Comparable Company Analysis beginning on page S-27 of the Supplement, Morgan Stanley used the research analyst estimates and the I/B/E/S estimates available at the time for the future financial performance of Unocal and Chevron and their respective comparable companies. For Unocal, the I/B/E/S estimates for 2005 and 2006 earnings per share were $5.96 and $5.45, respectively, and the I/B/E/S estimates for 2005 and 2006 cash flow per share were $11.84 and $11.60, respectively. For Chevron, the I/B/E/S estimates for 2005 and 2006 earnings per share were $6.24 and $5.85, respectively, and the I/B/E/S estimates for 2005 and 2006 cash flow per share were $8.44 and $8.10, respectively.
Sum-of-the-Parts Analysis
      The range of discount rates utilized by Morgan Stanley in this analysis, the results of which are presented on page S-29 of the Supplement, was 8% to 10% for North American assets and 10% to 12% for non-North American assets. These discount rates were chosen based upon an analysis of the weighted average cost of capital of Unocal and other comparable companies. This analysis used oil prices ranging from $30.00 per barrel to $59.52 per barrel at different times and gas prices ranging from $5.00 per mcf to $8.15 per mcf at different times. Morgan Stanley’s sum-of-the-parts analysis reflected an after-tax value for Unocal’s Canadian subsidiary, Northrock Resources Ltd., of approximately $1.5 billion based on the announced sale of Northrock Resources Ltd. to Pogo Producing Company.

Selected Precedent Transaction Analysis
      A list of precedent transactions reviewed by Morgan Stanley in connection with its analysis is presented on pages S-29 and S-30 of the Supplement. The list below specifies, for each such precedent transaction, the consideration paid, measured as of the announcement date of each transaction, exclusive of assumed liabilities, according to information provided by Thomson One, a financial database service.

Announcement Date	Acquiror/Target	Consideration Paid

		(billions)
1/26/2005	Cimarex/Magnum Hunter	$1.6
12/16/2004	Noble/Patina	$2.9
6/9/2004	Petro-Canada/Prima Energy	$0.5
5/24/2004	Forest/Wiser	$0.2
5/4/2004	Pioneer/Evergreen	$1.9
4/15/2004	EnCana/Tom Brown	$2.3
4/7/2004	Kerr-McGee/Westport Resources	$2.6
2/12/2004	Plains/Nuevo	$0.6
2/24/2003	Devon/Ocean	$3.6
9/4/2001	Devon/Anderson Exploration	$3.4
8/14/2001	Devon/Mitchell Energy	$3.1
7/10/2001	Amerada Hess/Triton Energy	$2.7
5/29/2001	Conoco/Gulf Canada Resources	$4.3
5/14/2001	Kerr-McGee/HS Resources	$1.3
5/7/2001	Williams/Barrett	$2.5
12/22/2000	Marathon/Pennaco	$0.4
12/21/2000	ENI SpA; Agip/LASMO	$4.0
5/26/2000	Devon Energy/Santa Fe Snyder	$2.4
4/3/2000	Anadarko/Union Pacific Resources	$4.5
Pro Forma Analysis
      As noted in the discussion beginning on page S-30 of the Supplement, Morgan Stanley analyzed the pro forma impact of the proposed transaction on Chevron’s pro forma earnings per share and pro forma cash flow per share based on 2005 and 2006 earnings and cash flow projections based on I/B/E/S estimates (as provided above). Based upon and subject to the matters described in the summary of the analysis and not taking into account any one-time charges, Morgan Stanley observed that the earnings per share impact of the merger for Chevron stockholders was approximately 1.5% accretion in 2005 (which would result in 2005 earnings per share for Chevron of approximately $6.33) and approximately 1.0% accretion in 2006 (which would result in 2006 earnings per share for Chevron of approximately $5.90). Morgan Stanley also observed that the cash flow per share impact of the acquisition for Chevron stockholders was approximately 9.3% accretion in 2005 (which would result in 2005 cash flow per share for Chevron of approximately $9.22) and 9.6% accretion in 2006 (which would result in 2006 cash flow per share for Chevron of approximately $8.88).
INTERESTS OF UNOCAL DIRECTORS AND EXECUTIVE OFFICERS IN THE CHEVRON MERGER
      As described on pages 51-54 of the June 29 proxy statement, certain of the executive officers of Unocal are parties to employment agreements and participants in equity compensation plans. In March 2005, compensation advisors retained by the Company provided an analysis of such compensation arrangements, based upon a hypothetical cash transaction at $65 per share and further assuming a June 2005 closing. According to the advisors’ analysis, assuming all termination benefits under such employment arrangements were paid, the total amount to be received by eight executive officers pursuant to these employment and compensation arrangements would be $108.7 million in cash and equity-based compensation and other benefits.
ADDITIONAL INFORMATION FOR INVESTORS
      Chevron has filed a Form S-4, Unocal has filed a proxy statement and a proxy statement supplement, and both companies have filed and will file other relevant documents concerning the proposed merger transaction with Chevron with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4, PROXY STATEMENT, PROXY STATEMENT SUPPLEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Chevron free of charge by contacting Chevron Comptroller’s Department, 6001 Bollinger Canyon Road-A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245. Chevron, Unocal, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Unocal’s stockholders in connection with the proposed Chevron merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron’s 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Unocal and their ownership of Unocal stock is set forth in the proxy statement for Unocal’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement and proxy statement supplement for the merger. Investors should read the Form S-4, the proxy statement and the proxy statement supplement carefully before making any voting or investment decisions.
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
      This document contains forward-looking statements about matters such as the proposed merger transaction with Chevron. Although these statements are based upon Unocal’s current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including uncertainties as a result of the CNOOC proposal, international and domestic political and economic factors, volatility in commodity prices, and other factors discussed in Unocal’s 2004 Annual Report on Form 10-K and subsequent reports filed or furnished by Unocal with the SEC. Copies of Unocal’s SEC filings are available from Unocal by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com. Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.